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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement No. 333-82243 (Form S-4) of Isle of Capri Casinos, Inc. for the offer to exchange up to $390,000,000 of its 8 3/4% Senior Subordinated Notes due 2009, Series B, for all of its outstanding 8 3/4% Senior Subordinated Notes due 2009, Series A, and to the incorporation by reference therein of our report dated June 10, 1999, with respect to the consolidated financial statements of Isle of Capri Casinos, Inc. incorporated by reference in its Annual Report (Form 10-K) at April 25, 1999 and April 26, 1998 and for the years ended April 25, 1999, April 26, 1998 and April 27, 1997, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP

New Orleans, Louisiana
August 13, 1999